Term sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 4-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Term sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated December 3, 2013; Rule 433

$ Auto Callable Notes Linked to the Vanguard FTSE Emerging Markets ETF due December 9, 2016

General

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The Notes are designed for investors who seek early exit prior to maturity at a premium if, on any Call Valuation Date, the closing level of the Vanguard FTSE Emerging Markets ETF is at or above the Call Level. If the Notes have not been automatically called, investors will receive their principal back at maturity if the Final Level is greater than or equal to 75% of the Initial Level, but will lose some or all of their principal if the Final Level is less than 75% of the Initial Level. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the Notes are automatically called. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

—	The first Call Valuation Date, and therefore the earliest date on which an automatic call may be initiated, is December 11, 2014*.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 9, 2016*
—	Minimum denominations of $1,000 and integral multiples thereof
—	The Notes are expected to price on or about December 4, 2013 and are expected to settle on or about December 9, 2013.

Key Terms

Fund:	The Vanguard FTSE Emerging Markets ETF (Bloomberg ticker: VWO) (the “Fund”)
Automatic Call:	If the closing level of the Fund on any Call Valuation Date is greater than or equal to the Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note that will vary depending on the applicable Call Valuation Date and Call Premium Percentage and that will be payable on the applicable Call Settlement Date.
Call Level:	100% of the Initial Level for each Call Valuation Date
Payment if Called:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

—    at least 10.25%† × $1,000 if automatically called on the first Call Valuation Date

—    at least 20.50%† × $1,000 if automatically called on the second Call Valuation Date

—    at least 30.75%† × $1,000 if automatically called on the final Call Valuation Date

† The actual Call Premium Percentages applicable to the first, second and final Call Valuation Dates will be determined on the Initial Valuation Date and will not be less than 10.25%, 20.50% and 30.75%, respectively.

Payment at Maturity:

If the Notes have not been automatically called and the Final Level is greater than or equal to the Barrier Level, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Level is less than the Barrier Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Level is less than the Initial Level, and your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If the Notes have not been automatically called and the Final Level is less than the Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

Barrier Level:	75% of the Initial Level
Fund Return:	Final Level – Initial Level Initial Level
Initial Level:	The closing level of the Fund on the Initial Valuation Date divided by the Share Adjustment Factor
Final Level:	The closing level of the Fund on the final Call Valuation Date
Share Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — A. Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information about these adjustments.
Initial Valuation Date:	On or about December 4, 2013
Original Issue Date (Settlement Date):	On or about December 9, 2013
Call Valuation Dates*:	December 11, 2014 (first Call Valuation Date), December 4, 2015 (second Call Valuation Date) and December 6, 2016 (final Call Valuation Date)
Call Settlement Dates*:	The third business day after the applicable Call Valuation Date, except that the final Call Settlement Date is the Maturity Date
Maturity Date†:	December 9, 2016
CUSIP:	48126NK71
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I

Investing in the Auto Callable Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $27.50 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $965.00 per $1,000 principal amount Notes. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 3, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the Notes offered by this term sheet, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this term sheet, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Final Share Price	Final Level
Initial Share Price	Initial Level
closing price	closing level
Review Date	Call Valuation Date
pricing date	Initial Valuation Date
call premium	Call Premium Percentage

JPMorgan Structured Investments — Auto Callable Notes Linked to the Vanguard FTSE Emerging Markets ETF	TS-1

Selected Purchase Considerations

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APPRECIATION POTENTIAL — If the closing level of the Fund is greater than or equal to the Call Level on any Call Valuation Date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus: (i) at least 10.25%* × $1,000 if automatically called on the first Call Valuation Date, (ii) at least 20.50%* × $1,000 if automatically called on the second Call Valuation Date or (iii) at least 30.75%* × $1,000 if automatically called on the final Call Valuation Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

* The actual Call Premium Percentages applicable to the first, second and final Call Valuation Dates will be provided in the pricing supplement and will not be less than 10.25%, 20.50% and 30.75%, respectively.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the Notes is approximately three years, the Notes will be automatically called before maturity if the closing level of the Fund is at or above the Call Level on any Call Valuation Date and you will be entitled to the applicable payment corresponding to that Call Valuation Date as set forth on the cover of this term sheet.

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LIMITED PROTECTION AGAINST LOSS — If the Notes have not been automatically called, we will pay you your principal back at maturity if the Final Level is equal to or greater than the Barrier Level. If the Notes have not been automatically called and the Final Level is less than the Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

—	EXPOSURE TO THE FUND — The return on the Notes is linked to the Vanguard FTSE Emerging Markets ETF.

The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund managed by The Vanguard Group, Inc. (“Vanguard”), the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Vanguard FTSE Emerging Markets ETF trades on NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “VWO.” The Vanguard FTSE Emerging Markets ETF seeks to track the performance of a benchmark index, which we refer to as the Underlying Index, that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index is currently the FTSE Emerging Index; however, prior to January 2013, the MSCI Emerging Markets Index was the Underlying Index. The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world. For additional information about the Vanguard FTSE Emerging Markets ETF, see the information set forth under “The Vanguard FTSE Emerging Markets ETF” in Appendix A.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Vanguard FTSE Emerging Markets ETF	TS-2

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Fund or any of the equity securities held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been automatically called, the return on the Notes at maturity is linked to the performance of the Fund and will depend on the extent to which the Fund Return is negative. If the Notes have not been automatically called and the Final Level is less than the Barrier Level, for every 1% that the Final Level is less than the Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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LIMITED RETURN ON THE NOTES — Your potential gain on the Notes will be limited to the Call Premium Percentage applicable to the Call Valuation Dates, as set forth on the cover of this term sheet, regardless of the appreciation in the Fund, which may be significant. Because the closing level of the Fund at various times during the term of the Notes could be higher than on the Call Valuation Dates, you may receive a lower payment if the Notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Fund.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE BARRIER LEVEL MAY TERMINATE ON THE FINAL VALUATION DATE — If the Notes have not been automatically called and the closing level of the Fund on the Final Valuation Date (i.e., the Final Level) is less than the Barrier Level, the benefit provided by the Barrier Level will terminate and you will be fully exposed to any depreciation in the Fund.

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REINVESTMENT RISK — If your Notes are automatically called early, the term of the Notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Vanguard FTSE Emerging Markets ETF	TS-3

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Fund, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the price of the Fund;
—	the time to maturity of the Notes;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the Fund and the equity securities held by the Fund;
—	interest and yield rates in the market generally;

JPMorgan Structured Investments — Auto Callable Notes Linked to the Vanguard FTSE Emerging Markets ETF	TS-4

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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the prices of the Fund;

—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities held by the Fund would have.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the Notes.

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DIFFERENCES BETWEEN THE FUND AND ITS UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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NON-U.S. SECURITIES RISK — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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EMERGING MARKETS RISK — The equity securities held by the Vanguard FTSE Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

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THE FUND RECENTLY COMPLETED A PROCESS OF TRANSITION TO TRACKING A NEW UNDERLYING INDEX — Prior to January 2013, the Fund tracked the MSCI Emerging Markets Index. In January 2013, Vanguard announced that the Fund would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE’s developed country indexes. Beginning January 10, 2013 the Fund ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index. The FTSE Emerging Transition Index was a “dynamic” index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. On June 28, 2013, the Fund ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the Fund will no longer seek to track, and therefore will not benefit from any future appreciation in, the South Korean equity markets. Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the

JPMorgan Structured Investments — Auto Callable Notes Linked to the Vanguard FTSE Emerging Markets ETF	TS-5

South Korean equity markets and investors in the Trigger PLUS should bear this difference in mind when evaluating the historical data. See “Historical Information” below.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

—

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Call Premium Percentages will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Call Premium Percentages.

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Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized with respect to the applicable Call Valuation Date for a range of movements in the Fund as shown under the column “Fund Appreciation/Depreciation at Call Valuation Date.” The following table and examples assume an Initial Level of $40, a Call Level of $40 (equal to 100% of the hypothetical Initial Level) and a Barrier Level of $30 (equal to 75% of the hypothetical Initial Level) and reflect that the Call Premium Percentages used to calculate the call premium amount applicable to the first, second and final Call Valuation Dates are 10.25%, 20.50% and 30.75%, respectively. The actual Call Premium Percentages applicable to the first, second and final Call Valuation Dates will be determined on the Initial Valuation Date, and will not be less than 10.25%, 20.50% and 30.75%, respectively. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable Call Valuation Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the Notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the Notes applicable to a purchaser of the Notes.

Closing Level of the Fund	Fund Appreciation/ Depreciation at Call Valuation Date	Total Return at First Call Valuation Date	Total Return at Second Call Valuation Date	Total Return at Final Call Valuation Date (1)
$72.000	80.00%	10.25%	20.50%	30.75%
$68.000	70.00%	10.25%	20.50%	30.75%
$64.000	60.00%	10.25%	20.50%	30.75%
$60.000	50.00%	10.25%	20.50%	30.75%
$56.000	40.00%	10.25%	20.50%	30.75%
$52.000	30.00%	10.25%	20.50%	30.75%
$48.000	20.00%	10.25%	20.50%	30.75%
$44.000	10.00%	10.25%	20.50%	30.75%
$40.000	0.00%	10.25%	20.50%	30.75%
$39.000	-2.50%	N/A	N/A	0.00%
$38.000	-5.00%	N/A	N/A	0.00%
$36.000	-10.00%	N/A	N/A	0.00%
$34.000	-15.00%	N/A	N/A	0.00%
$30.000	-25.00%	N/A	N/A	0.00%
$29.996	-25.01%	N/A	N/A	-25.01%
$28.000	-30.00%	N/A	N/A	-30.00%
$24.000	-40.00%	N/A	N/A	-40.00%
$20.000	-50.00%	N/A	N/A	-50.00%
$16.000	-60.00%	N/A	N/A	-60.00%
$12.000	-70.00%	N/A	N/A	-70.00%
$8.000	-80.00%	N/A	N/A	-80.00%
$4.000	-90.00%	N/A	N/A	-90.00%
$0.000	-100.00%	N/A	N/A	-100.00%

(1)	If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of the Fund is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

The following examples illustrate how the payment on the Notes in different hypothetical scenarios is calculated.

Example 1: The closing level of the Fund increases from the Initial Level of $40 to a closing level of $44 on the first Call Valuation Date. Because the closing level of the Fund on the first Call Valuation Date of $44 is greater than the Call Level of $40, the Notes are automatically called, and the investor receives a single payment of $1,102.50 per $1,000 principal amount Note on the first Call Settlement Date.

Example 2: The closing level of the Fund decreases from the Initial Level of $40 to a closing level of $36 on the first Call Valuation Date, $30 on the second Call Valuation Date and increases to a closing level of $44 on the final Call Valuation Date. Because the closing level of the Fund on the first two Call Valuation Dates ($36 and $30) is less than the Call Level of $40, the Notes are not automatically called on either of those dates. However, because the closing level of the Fund is greater than the Call Level of $40 on the final Call Valuation Date, the Notes are automatically called on the final Call Valuation Date, and the investor receives a single payment of $1,307.50 per $1,000 principal amount Note on the final Maturity Date. This represents the maximum total payment an investor may receive over the term of the Notes.

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Example 3: The closing level of the Fund decreases from the Initial Level of $40 to a closing level of $24 on the first Call Valuation Date, $28 on the second Call Valuation Date and $34 on the final Call Valuation Date. Because (a) the closing level of the Fund on each of the Call Valuation Dates ($24, $28 and $34) is less than the Call Level of $40 and (b) the Final Level is greater than the Barrier Level of $30, the Notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 4: The closing level of the Fund decreases from the Initial Level of $40 to a closing level of $36 on the first Call Valuation Date, $30 on the second Call Valuation Date and $24 on the final Call Valuation Date. Because (a) the closing level of the Fund on each of the Call Valuation Dates ($36, $30 and $24) is less than the Call Level of $40 and (b) the Final Level of the Fund is less than the Barrier Level of $30, the Notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the Vanguard FTSE Emerging Markets ETF from January 4, 2008 through November 29, 2013. The closing level of the Vanguard FTSE Emerging Markets ETF on December 2, 2013 was $40.70.

We obtained the various closing levels of the Fund below from Bloomberg Financial Markets, without independent verification. The historical levels of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Fund on the Initial Valuation Date or any Call Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

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Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this term sheet for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to the Fund” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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APPENDIX A

The Vanguard FTSE Emerging Markets ETF

We have derived all information contained in this term sheet regarding the Vanguard FTSE Emerging Markets ETF (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by Vanguard Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”). The Fund is an investment portfolio of the Vanguard Trust. Vanguard is the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “VWO.”

The Vanguard Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by Vanguard pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-56846 and 811-02652, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Trust, Vanguard and the Fund, please see the Fund’s prospectus. In addition, information about Vanguard and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective and Strategy

The Fund seeks to track the performance of a benchmark index, which we refer to as the Underlying Index, that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index is currently the FTSE Emerging Index; however, prior to January 2013, the MSCI Emerging Markets Index was the Underlying Index. The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world.

Indexing Investment Approach

The Fund employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the FTSE Emerging Index, while employing a form of sampling to reduce risk. The Fund is subject to index sampling risk, which is the chance that the securities selected for the Fund, in the aggregate, will not provide investment performance matching that of the Underlying Index.

To track the Underlying Index as closely as possible, the Fund attempts to remain fully invested in stocks. To help stay fully invested and to reduce transaction costs, the Fund may invest, to a limited extent, in derivatives, including stock futures. The Fund may also use derivatives, such as total return swaps, to obtain exposure to a stock, a basket of stocks or an index. The Fund will not use derivatives for speculation or for the purpose of leveraging (magnifying) investment returns. The Fund’s daily cash balance may be invested in one or more money-market funds sponsored by Vanguard. The Fund may temporarily depart from its normal investment policies and strategies when the advisor believes that doing so is in the Fund’s best interest, so long as the alternative is consistent with the Fund’s investment objective. The Fund may substitute a different for index for the index it currently tracks if the current index is discontinued, if the Fund’s agreement with the sponsor of its target index is terminated, or for any other reason determined in good faith by the Fund’s board of trustees. In any such instance, the substitute index would measure the same market segment as the current index.

Holdings Information

The following tables summarize the Fund’s top holdings representing 16.70% of total net assets in individual companies as of October 31, 2013.

Top holdings in individual securities as of October 31, 2013

Company	Percentage of Total Holdings
Taiwan Semiconductor Manufacturing Co Ltd.	2.6%
Petroleo Brasileiro SA	2.1%
China Construction Bank Corp.	1.7%
China Mobile Ltd.	1.6%

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Company	Percentage of Total Holdings
Gazprom OAO	1.6%
Vale SA	1.5%
Industrial & Commercial Bank of China Ltd.	1.5%
Tencent Holdings Ltd.	1.5%
Itau Unibanco Holding SA	1.3%
Banco Bradesco SA	1.3%

The information above was compiled from the Vanguard website, without independent verification. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The FTSE Emerging Index

The FTSE Emerging Index is a stock index calculated, published and disseminated FTSE International Limited (“FTSE”). FTSE Emerging Markets indices are part of the FTSE Global Equity Index Series (GEIS). The FTSE Global Equity Index Series (each index included in the GEIS, an “Index”) draws from a universe of over 7,400 securities in 47 different countries. It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure. The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at regional, national and sector level. The FTSE Emerging Index is the aggregate of the Advanced and Secondary Emerging markets.

Country Selection Criteria

The following criteria must be met before a country can be included:

—	Permission for direct equity investment by non-nationals
—	Availability of accurate and timely data
—	Non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends
—	The demonstration of significant international investor interest in the local equity market
—	Existence of adequate liquidity in the market

A country’s classification as Developed, Advanced Emerging or Secondary Emerging is largely dependent on the following factors:

—	Wealth (Gross National Income per capita)
—	Total stock market capitalization
—	Breadth and depth of market
—	Any restrictions on foreign investment
—	Free flow of foreign exchange
—	Reliable and transparent price discovery
—	Efficient market infrastructure (trading, reporting and settlement systems, derivatives market etc.)
—	Oversight by independent regulator

The FTSE Regional Committees will review the classification of countries between Developed, Advanced Emerging and Secondary Emerging on a regular basis. The FTSE Policy Group will publish a watch list of countries being monitored for promotion or demotion and will normally give at least six months notice before changing the classification of any country.

New countries, which in the view of the FTSE Policy Group and FTSE Regional Committees comply with these rules, may be added at any time after a prior announcement. Once a country has met the criteria, it will be eligible for inclusion in the FTSE Global Equity Index Series. However, for the country index to be constructed and included in the FTSE Global Equity Index Series, it must have a minimum of 3 companies which pass all the eligibility criteria. An existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index. On the deletion of the last eligible constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for inclusion if it meets the minimum requirement of 3 eligible companies.

Determining Nationality

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A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will refer the company to the FTSE Nationality Committee who will decide the appropriate nationality for the company. The FTSE Nationality Committee will base its decision according to its assessment of various factors including, but not necessarily limited to, the following:

—	The investor protection regulations present in the country of incorporation;
—	The country in which the company is domiciled for tax purposes;
—	The location of its factors of production;
—	The location of its headquarters;
—	The location of company meetings;
—	The composition of its shareholder base;
—	The membership of its board of directors;
—	The currency denomination of the company’s shares;
—	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If the company fails FTSE’s liquidity test in the country of incorporation, the FTSE Nationality Committee may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognised as having a low taxation status that has been approved by the FTSE Nationality Committee. For companies incorporated in approved low taxation countries, the FTSE Nationality Committee will normally assign the company to the developed country with the greatest liquidity. The country allocation of any FTSE index constituents may be reassessed at any time at the FTSE Nationality Committee’s discretion.

Eligible Securities

Most equities are eligible for the Index. Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships and Limited Liability Companies, and where a unit comprises equity and non-equity, convertible preference shares and loan stocks until converted, and where a company does not list all its shares in an eligible class, or does not list an entire class, such unlisted shares (but they may be included in the Review Universe for the purpose of ranking companies by their full market capitalization).

Algorithm and Calculation Method

The FTSE Global Equity Index Series use actual closing mid-market or last trade prices, where available, for securities with local bourse quotations. Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 hrs London time.

For the purposes of computing the FTSE Global Equity Index Series, the number of outstanding shares for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares for each constituent security is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. If a corporate action is applied to an index constituent which involves a change in the number of outstanding shares, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more, or when an accumulated share change represents USD 2 billion of a company’s total market capitalization, they are implemented between quarters. WM/Reuters Spot Rates will be used to convert the market capitalization into USD. The USD 2 billion threshold may be adjusted annually in December, by the FTSE Policy Group. If an adjustment is made, it will be applied for the first time at the next review in March of the following year.

The FTSE Global Equity Index Series is calculated using the chained Paasche methodology. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between:

—	the index’s market capitalization as at the close of that day and

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—	the market capitalization at the start of that day

‘Start of the day’ is defined as the previous day’s close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors. Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float: The FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits. Free float restrictions include:

—	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).
—	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
—	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
—	Shares held within employee share plans.
—	Shares held by public companies or by non-listed subsidiaries of public companies.
—

Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

—	All shares where the holder is subject to a lock-in clause (for the duration of that clause)*.
—	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.
—	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

*	Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lockin expiry date and the index review date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction.

Free float restrictions will be calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

Market Lines:

Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that:

—

The secondary line’s full market capitalization (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line is eligible in its own right in all respects. Should the full market capitalization of a secondary line that is already a constituent of the FTSE All-World Index or the FTSE Global Small Cap Index fall below 20% of the full market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE All-World Index or the FTSE Global Small Cap Index unless its full market capitalization remains above the qualification level for continued inclusion as a constituent in the relevant regional index at that review.

—

All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

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Each security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

—

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series.

—

An existing constituent which does not turnover at least 0.04% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

—

New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing, unless added under fast entry rule provisions.

—

In the event that the a company fails the liquidly test based on its underlying shares, the Depositary Receipt (DR) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional timezone to where the underlying shares are listed. Where a company has both DR and underlying shares listed, both lines will be tested separately for liquidity. The underlying share will be included as long as it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time-zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e. the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

—

At the sole discretion of a FTSE Regional Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

Periodic Review of Index Constituents

In order to determine which companies are included in the index, first the 100% regional universe is defined, and companies are valued by full market capitalization. Companies are then ranked by full market capitalization in descending order, and the top 98% of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the Index:

For companies not currently in the FTSE All-World Index Series or the FTSE Global Small Cap Index Series:

—

Companies at or above 68% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage for the respective region by investable market capitalization, will be included in the Large Cap Index for the region under review.

—

Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization, will be included in the Mid Cap Index for the region under review.

—

Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market capitalization or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization will be included in the Small Cap Index for the region under review.

For existing FTSE All-World Index Series or the FTSE Global Small Cap Index Series constituents:

—	Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe

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they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

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Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

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Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalization and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below. These percentages are based from the respective regional Small Cap Index. Companies will be tested as a whole by taking the aggregate of each eligible line.

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex Japan Japan	0.05%	0.01%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

Fast Exit Rule

Existing constituents of all regions not undergoing a full review will be tested on a quarterly basis to identify any constituent meeting either of the following:

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The constituent has fallen below 101% of the Index Universe by full market capitalization for two consecutive quarters. This level is set at the time of the last review of the relevant region and is index adjusted using data as at February 11, May 11, August 11 or November 11, as appropriate, to reflect the change in performance of the regional index since its previous review. The previous trading day’s data will be taken if any of the dates above are on a non trading day.

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The constituent is valued at less than the relevant exclusion percentage levels for the respective Small Cap Index by investable market capitalization for two consecutive quarters. This is assessed using data as at February 11, May 11, August 11 or November 11. The previous trading day data will be taken if any of the dates above are on a non trading day.

Constituents whose market capitalization falls below either of the parameters will be considered to be ineligible and will be removed from the index. The deletion will be applied on the next trading day following the third Friday in March, June, September and December.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt,

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insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension, or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

Mergers between a constituent and non-constituent:

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Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

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Cross border: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

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